Exhibit 99.1

For release Western Circuit and Analyst Wire

March 7, 2008

BRIDGFORD FOODS CORPORATION (NASDAQ BRID) ANNOUNCES RESULTS FOR THE FIRST QUARTER OF FISCAL YEAR 2008

Anaheim, California - Bridgford Foods Corporation (Nasdaq: BRID) today reported sales for the first quarter (12 weeks) ended January 25, 2008 were $31,319,000, a decrease of 3.1% compared to sales in the first twelve weeks of the prior fiscal year.  The Company reported a net loss of $263,000 in the first quarter of fiscal year 2008, compared to net income of $40,000 in the same quarter of fiscal year 2007.  Extraordinarily high commodity and fuel costs have reduced operating margins in recent months and therefore the Company is increasing prices to offset some of these expenses.

Bridgford Foods Corporation is a producer of frozen dough, microwaveable sandwiches, dry sausages, processed meats and other convenience food products.

BRIDGFORD FOODS CORPORATION

FINANCIAL HIGHLIGHTS

(UNAUDITED)

	12 Weeks Ended	12 Weeks Ended
	Jan 25, 2008	Jan 26, 2007

Sales	$31,319,000	$32,314,000
Cost of sales	$20,977,000	$21,556,000
Selling, general & administrative expenses	$10,025,000	$9,921,000
Depreciation	$748,000	$782,000
(Loss) income before taxes	$(431,000)	$55,000
Income tax (benefit) provision	$(168,000)	$15,000
Net (loss) income	$(263,000)	$40,000
Basic (loss) earnings per share	$(0.03)	$0.00
Average shares outstanding	9,880,000	9,955,000

CONTACT:	Bridgford Foods Corporation
R. Lancy, 714/526-5533